THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES AGREES FOR THE BENEFIT OF THE COMPANY THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, OR (C) IF REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS. IN ADDITION, A SECURITIES PURCHASE AGREEMENT, DATED AS OF THE DATE HERREOF, A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICE, CONTAINS CERTAINADDITIONAL AGREEMENTS AMONG THE PARTIES, INCLUDING WQITHOUT LIMITATION, PROVISIONS WHICH (A) LIMIT THE CONVERSION RIGHTS OF THE HOLDER, (B) SPECIFY VOLUNTARY AND MAN DATORY REPAYMENT, PREPAYMENT AND REDEMPTION RIGHTS AND OBLIGATIONS AND (C) SPECIFY THE EVENTS OF DEFAULT FOOLLOWING WHICH THE REMAINING BALANCE DUE AND OWING HEREUNDER MAY BE ACCELERATED.



No.B-001
$300,000


            WORLDNET RESOURCES GROUP, INC. f/k/a
             MULTI-MEDIA INDUSTRIES CORPORATION



                  8% Note due June 16, 2000



WORLDNET RESOURCES GROUP, INC. f/k/a MULTI-MEDIA INDUSTRIES CORPORATION, a Utah corporation (together with its successors, the ("Company"), for value received hereby promises to pay to H.A.A. Inc. or its registered assigns, the principal sum Three Hundred Thousand Dollars ($300,000) or, if less, the principal amount of this Note then outstanding, on the Maturity Date to the Holder in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, monthly in arrears, on (i) the last day of each calendar month of each year until the Maturity Date, commencing April 16, 2000 (unless such day is not a Business Day, in which event on the next succeeding Business Day) ( each an "Interest Payment Date"),
(ii) the Maturity Date, and (iii) the date the principal amount of the Note shall be declared to be or shall automatically become due and payable, on the principal sum hereof outstanding in like coin or currency, at the rates per annum set forth below, from the most recent Interest Payment Date to which interest has been paid on this Note, or if no interest has been paid on this Note, from the date of this Note until payment in full of the principal sum hereof has been made.

The interest rate shall be (8%) per annum (the "Interest
Rate") or, if less, the maximum rate by applicable law. Past due amounts (including interest, to the extent permitted by

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law) will also accrue interest at the Interest Rate plus 2%
per annum or, if less, the maximum rate permitted by applicable law, and will be able on demand ("Default Interest"). Interest on this Note will be calculated on the basis of a 360-day year of twelve 30-day months. All payments of principal and interest hereunder shall be made for the benefit of the Holder pursuant to the terms of the Agreement (hereafter defined). Except as otherwise provided in this Note, the interest payable on each Interest Payment Date shall be added to the outstanding principal amount of this Note on such date and thereafter be considered part of the outstanding principal amount. The Company may elect to pay the interest payable on any Interest Payment Date in cash, provided it gives the registered holder written notice of such election at least five (5) Business Days prior to the applicable Interest Payment Date and pays the same by such date.




This Note ("Note") is the duly authorized issuance of $300,000 original principal amount Note of the Company referred to in that certain Securities Purchase Agreement dated as of the date hereof between the Company and the Purchaser named therein (the "Agreement"). The Agreement contains certain additional agreements among the parties with respect to the terms of this Note, including, without limitation, provisions which (A) specify voluntary and mandatory repayment, prepayment, and redemption rights and obligations and (B) specify Events of Default following which the remaining balance due and owing hereunder may be accelerated. All such provisions are an integral part of this Note and are incorporated herein by reference. This
Note is transferable and assignable to one or more Persons, in accordance with the limitations set forth in the Agreement.

The Company shall keep a register (the "Register") in which shall be entered the names and addresses of the registered holder of this Note and particulars of this Note held by such holder and of all transfers of this Note. References to the Holder or "Holders" shall mean the Person listed in the Register as the registered holder of such Notes. The ownership of this Note shall be proven by the Register


          1.   Certain Terms Defined.  All term defined in the
               Agreement and not otherwise defined herein shall have for purposes hereof the meanings provided for in the Agreement.


          2. Covenants. The Company covenants and agrees to observe and perform each of its covenants, obligations and undertakings contained in the Agreement, which obligations and undertakings are expressly assumed herein by the Company and made for the benefit of the holder hereof.

          3. Payments of Principal. The Company shall repay the remaining unpaid balance on this Note on the Maturity Date. The Company may, and shall be obligated to, prepay all or a portion of this Note on the terms specified in the Agreement.



               Miscellaneous. This Note shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of said State. The parties hereto, including all guarantors or endorsers, hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically provided herein, and assent to extensions of the time of payment, or forbearance or other indulgence without notice. The Company hereby submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Note. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that nay such proceeding brought in such a court has been brought in an inconvenient forum. The Company hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Note. Notwithstanding anything to the contrary in the foregoing, at the election of the Holder, any dispute between the Holder and the Company may be arbitrated rather than litigated in the courts, before and in accordance with the rules of the American Arbitration Association in New York City. The Company agrees to submit to and participate in any such arbitration.


The Holder of this Note by acceptance of this Note agrees to be bound by the provisions of this Note, which are expressly binding on such Holder.








                         {Signature page follows}

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: March 16, 2000


                    WORLDNET RESOURCES GROUP, INC. f/k/a
                    MULTI-MEDIA INDUSTRIES, INC.


                    BY:____________________

                    NAME:____________________

                    TITLE __________________

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